Exhibit 10.1

Execution Copy

July 14, 2021

Mr. Craig H. Stevenson, Jr.

At the address on file with the Company

Dear Craig:

This letter (this “Letter Agreement”) memorializes our recent discussions regarding the terms of the termination of your employment by Diamond S Management LLC (“DSM”) and your engagement with, and service to, International Seaways, Inc. (together with its affiliates, the “Company”) following the completion of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger by and among Diamond S Shipping Inc., Dispatch Transaction Sub, Inc. and the Company, dated as of March 30, 2021 (the “Merger Agreement”). The terms “Closing” and “Closing Date” when used herein have the meaning ascribed to such terms in the Merger Agreement; the Closing Date will also be the “Date of Termination” for purposes of the Employment Agreement. We look forward to your leadership.

1.            Effectiveness, Your Employment Agreement

This Letter Agreement confirms, among other things, that effective as of the Closing, your employment is terminated by Diamond S. Shipping Inc. or any of its affiliates (“Diamond”) without “Cause” as that term is defined in Section 4(b) of your employment agreement with DSM, dated on April 9, 2020, as amended on January 13, 2021 (the “Employment Agreement”). Accordingly, as soon as reasonably practicable after that time (subject to any delay required by Section 10 or the terms of the underlying termination entitlements), the Company will provide, or cause Diamond to provide, you all of the rights and benefits provided in the Employment Agreement without further action, provided, however, if your employment with Diamond terminates for any reason before the Closing, or the Merger Agreement is terminated before the Closing, this Letter Agreement will automatically terminate and be of no further force or effect, neither of the parties will have any obligations hereunder and the Employment Agreement will continue in accordance with its terms. If the Closing occurs, the Company will cause Diamond to comply with this Letter Agreement.

This Letter Agreement supersedes your Employment Agreement, except as follows:

(a)            Sections 4(b), 5(b) and 5(d) of the Employment Agreement continue as provided therein and in this Letter Agreement.

(b)            The “Term” as defined in the Employment Agreement ends effective at 11:59 p.m. (ET) on the Closing Date and will not renew notwithstanding Section 1 of the Employment Agreement (which also terminates effective as of such time on such date).

(c)            Section 7(a) of this Letter Agreement supersedes Sections 6(c) of the Employment Agreement, but except as specified in Section 1(d) of this Letter Agreement, all other covenants in Section 6 of the Employment Agreement will continue, which covenants will inure to the benefit of the Company and apply mutatis mutandis to the Company and all of its affiliates including Diamond..

(d)            Section 6(b) of the Employment Agreement will not apply to any person whose employment was terminated by the Company or Diamond prior to such person’s breach of any restrictive covenant applicable to such person (it being understood that this Section 1(d) excludes from the non-solicitation provisions of Section 6(b) of the Employment Agreement each employee of Diamond whose employment terminated as of the Closing Date).

(e)            Section 10 of this Letter Agreement supersedes Section 8(i) of the Employment Agreement (solely with respect to payments or benefits payable pursuant to this Letter Agreement).

(f)            Except as specified herein, this Letter Agreement supersedes the Employment Agreement.

2.            Board Service

Effective as of the Closing, you will voluntarily resign from any board positions that you hold at that time. Notwithstanding the foregoing, you will be permitted to continue to serve on the board of the American Bureau of Shipping. So long as you are a member of the Company’s Board of Directors (the “Board”), you will comply with the Company’s Corporate Governance Guidelines as applicable to non-employee directors. Beginning on the Closing Date, the Company will appoint you to serve as a director on the Board; provided, however, that your continued service on the Board after the next annual stockholder’s meeting will be subject to your nomination by the Board and election by the Company’s stockholders. During the period you serve on the Board, you will be entitled to receive the same compensation as is provided to non-employee directors generally, including (if applicable) for service on directorate committees. You will be subject to the same obligations as any other non-employee Board member and, subject to your execution of the Company’s form of indemnification agreement for directors generally, you will be entitled to the same indemnification and insurance rights and other benefits as any other non-employee Board member.

3.            Special Advisor Service

During the period between the Closing Date and the earlier of (i) six (6) months following the Closing Date and (ii) such date as your engagement may terminate pursuant to Section 5 below (such period, your “Advisory Period”), you agree to provide consulting services to the Company as Special Advisor to the Chief Executive Officer. As Special Advisor, you will report directly to the Chief Executive Officer and provide general advisory services commensurate with your status as reasonably requested by the Chief Executive Officer with respect to the business of the Company and subject to the terms hereafter set forth.

As of the Closing, your service in your prior role as an officer or employee of Diamond will cease, and the only services that you will have with respect to the Company or any of its affiliates, including Diamond, will be expressly as contemplated herein. You hereby agree that no further action is required by you or any of the preceding to make the transitions and resignations provided for in this paragraph effective, but you nonetheless agree to execute any documentation the Company reasonably requests at the time to confirm it and to not reassume any such service or position without the written consent of the Company.

4.            Compensation

During your Advisory Period, you will be paid a total consulting fee equal to $500,000, payable in regular monthly installments of $83,333.33 during the Advisory Period; provided that your engagement has not terminated pursuant to Section 5 below (the “Special Advisor Fee”). You acknowledge and agree that you will be solely responsible for the payment of all federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided to you during the Advisory Period.

As Special Advisor, during the Advisory Period you will be available to dedicate an average of five (5) hours per each week as you and the Chief Executive Officer, each acting reasonably, mutually agree for the performance of the consulting services (although it is not currently expected that your service will require more than that stated commitment). You and the Company hereby agree that, based on the expected level of your services during the Advisory Period, your termination of employment as of the Closing Date is intended to constitute a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including the applicable regulations thereunder)) (“Section 409A”). Your services during the Advisory Period will be performed by telephone or other electronic media unless you otherwise agree in your discretion.

5.            Early Termination

During the Advisory Period you are entitled to resign your engagement as Special Advisor with or without cause or advance notice, and the Company may terminate your engagement with or without cause (upon a termination for cause, you agree to resign from any role with the Company or its affiliates, including as a director, effective as of such termination for cause). Upon termination by the Company other than for cause, any unpaid amounts under the first sentence of Section 4 will be immediately due and payable.

6.            Pre-Existing Entitlements

The Company will, or will cause Diamond to, pay and provide you the severance and other benefits to which you are entitled under your Employment Agreement, subject to the conditions set forth in your Employment Agreement and the Agreement and Release entered into between you and DSM. Such severance and other benefits will be paid to you in accordance with the terms of your Employment Agreement and applicable law.

The Company agrees and acknowledges that your outstanding Diamond S Shipping Inc. equity or equity-based awards will accelerate and vest in full (or, in the case of performance-based awards, at the target level) on the Closing Date in accordance with their terms.

7.            Restrictive Covenants

(a)            Confidentiality; Non-Disclosure. You hereby agree that, during the Advisory Period and thereafter, except in the furtherance of your good faith performance of duties hereunder, you will hold in strict confidence any Confidential Information related to the Company or any of its affiliates. For purposes of this Letter Agreement, the term “Confidential Information” means all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including, without limitation, any inventions, processes, methods of distribution, customer lists or trade secrets, provided that Confidential Information will not include information (i) you are required to disclose by applicable law, regulation or legal process so long as you notify the Company promptly (it being understood that “promptly” will mean “prior to” unless prior notice is not possible, in which case “promptly” will mean as soon as practicable following) of your obligation to disclose Confidential Information by applicable law, regulation or legal process and cooperate with the Company to limit the extent of such disclosure or (ii) information that is or becomes generally available to the public or is publicly discussed other than by reason of any breach of this Section 7 by you.

(b)            Non-Disparagement. Both during the Advisory Period and at all times thereafter, regardless of the reason for termination, you will not disparage the Company or its affiliates, and the Company will not, and will use reasonable efforts to not permit the members of the Board and the senior executives of the Company to disparage you, provided that nothing in this Section 7 will limit the right of any Person to respond to any inquiry arising from any legal proceeding in a manner he or she believes to be truthful.

8.            Injunctive Relief

It is impossible to measure, in money, the damages that will accrue to a party or any of its affiliates in the event that another party breaches any of the restrictive covenants set forth in Section 7 of this Letter Agreement or any surviving covenant in Section 6 of the Employment Agreement. In the event that a party breaches any such restrictive covenant, the other parties or any of their respective affiliates will be entitled to seek an injunction restraining the breaching party from violating such restrictive covenant (without posting any bond). If a party or any of its affiliates institutes any action or proceeding to enforce any such restrictive covenant, the breaching party hereby waives the claim or defense that the Company or any of its affiliates has an adequate remedy at law and agree not to assert, in any such action or proceeding the claim or defense that the non-breaching party or any of its affiliates has an adequate remedy at law. The foregoing will not prejudice a party’s or any of its affiliates’ right to require the breaching party to account for and pay over to the non-breaching party or any of its affiliates, and the breaching party hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the breaching party as a result of any transaction constituting a breach of any of the restrictive covenants.

9.            Arbitration

(a)            Any dispute, claim or controversy arising under or in connection with this Letter Agreement or your engagement hereunder or the termination thereof, other than injunctive relief under Section 8 hereof, will be settled exclusively by arbitration administered by the American Arbitration Association (the “AAA”) and carried out in the State of New York. The arbitration will be conducted in accordance with the AAA rules governing commercial arbitration in effect at the time of the arbitration, except as modified herein. There will be three arbitrators, one of whom will be nominated by the Company and one who will be nominated by you within 30 days of receipt by respondent of the demand for arbitration, and the third arbitrator, who will chair the arbitral tribunal, will be nominated by the party nominated arbitrators within 30 days of the nomination of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, upon request of any party to the arbitration, such arbitrator will be appointed by the AAA within 15 days of receiving such request.

(b)            The arbitration will commence within 45 days after the appointment of the third arbitrator; the arbitration will be completed within 60 days of commencement; and the arbitrators’ award will be made within 30 days following such completion. The parties may agree to extend the time limits specified in the foregoing sentence.

(c)            The arbitral tribunal may award any form of relief permitted under this Letter Agreement and applicable law, including damages and temporary or permanent injunctive relief, except that the arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The award will be in writing and will state the reasons for the award.

(d)            The decision rendered by the arbitral tribunal will be final and binding on the parties to this Letter Agreement. Judgment may be entered in any court of competent jurisdiction. The parties hereto waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court. The parties hereto further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

10.            Section 409A

The intent of the parties is that payments and benefits under this Letter Agreement comply with Section 409A (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Letter Agreement will be interpreted to be in compliance therewith. A termination of employment will not be deemed to have occurred for purposes of any provision of this Letter Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Letter Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” The determination of whether and when a separation from service has occurred will be made in a manner consistent with, and based on the presumptions set forth in, US Treasury Regulation Section 1.409A-1(h) or any successor provision thereto. It is intended that each installment, if any, of the payments and benefits provided hereunder will be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. All reimbursements and in-kind benefits provided under this Letter Agreement or otherwise to you will be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All expenses or other reimbursements paid pursuant herewith and therewith that are taxable income to you will in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pay such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause will not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments will be made on or before the last day of your taxable year following the taxable year in which the expense occurred. In no event will the Company be required to pay you any “gross up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid or promised to you hereunder. In the event that at the time of a separation from service you are a “specified employee” as defined by Section 409A, no amount payable to you by reason of such separation from service that constitutes deferred compensation subject to Section 409A will be paid until the earlier of the first day of the seventh month following the month that includes the separation from service, or the date of your death, and any amount that would otherwise have been paid prior to such date will be paid as soon as practical following such date, in a lump sum without interest.

11.            Miscellaneous

(a)            Any notice or other communication required or permitted under this Letter Agreement will be effective only if (i) it is in writing and (ii) it includes a copy delivered contemporaneously and in the same manner as provided to the applicable party hereto to the applicable persons designated to receive a copy set forth below. It will be deemed to be given when delivered personally or one day after it is emailed or sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

International Seaways, Inc.

600 Third Avenue, 39th Floor

New York, NY 10016

Attn: Chief Executive Officer

Email: LegalDepartment@intlseas.com

with a copy to:

Audry Casusol

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Email: acasusol@cgsh.com

If to you:

At such address on file with the Company

With a copy to:

Robert Profusek

Jones Day

250 Vesey Street

New York, NY 10281

Email: raprofusek@jonesday.com

or to such other address as any party hereto may designate by notice to the others.

(b)            This Letter Agreement will constitute the entire agreement among the parties hereto with respect to your engagement hereunder, and except as herein specified supersedes and is in full substitution for any and all prior understandings or agreements with respect to you employment. Notwithstanding the foregoing, this Letter Agreement does not supersede the release of claims you entered into in connection with your termination of employment as of the Closing Date.

(c)            This Letter Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof will in no way affect the full right to require such performance at any time thereafter, nor will the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Letter Agreement.

(d)            The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Letter Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party will not be employed in the interpretation of this Letter Agreement. Rather, the terms of this Letter Agreement will be construed fairly as to both parties hereto and not in favor or against either party.

(e)            The parties hereto hereby represent that they each have the authority to enter into this Letter Agreement, and you hereby represent to the Company that the execution of, and performance of duties under, this Letter Agreement will not constitute a breach of or otherwise violate any other agreement to which you are a party. You hereby further represent to the Company that you will not utilize or disclose any confidential information you obtained in connection with any former employment with respect to your duties and responsibilities hereunder.

(f)            This Letter Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Letter Agreement nor any right or obligation hereunder may be assigned by you.

(g)            The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Letter Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Letter Agreement, “the Company” will mean both the Company as defined above and any such successor that assumes this Letter Agreement, by operation of law or otherwise.

(h)            Any provision of this Letter Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction and subject to this Section 11(h), be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Letter Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Letter Agreement by the Company will be implied by the Company’s forbearance or failure to take action.

(i)            This Letter Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflict of laws.

(j)            This Letter Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. A facsimile of a signature will be deemed to be and have the effect of an original signature.

(k)            The headings in this Letter Agreement are inserted for convenience of reference only and will not be a part of or control or affect the meaning of any provision hereof.

[Signature Page Follows]

If this Letter Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Sincerely,

INTERNATIONAL SEAWAYS INC.

By:	/s/ Lois K. Zabrocky
Name:	Lois K. Zabrocky
Title:	Chief Executive Officer

[Signature Page to Stevenson Consulting Agreement]

Accepted and Agreed

I hereby agree with and accept the terms and
conditions of this Letter Agreement as of the
date first above written:

/s/ Craig H. Stevenson, Jr.
Name:Craig H. Stevenson, Jr.